Exhibit 99.1

Investor Contacts:	Media Contact:
John O’Connor	Kevin Wiggins
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(908) 541-2973	(908) 927-1198

Mark Maico
ir@bauschhealth.com
(908) 541-2102
(877) 281-6642 (toll free)

BAUSCH HEALTH ANNOUNCES CFO TRANSITION PLAN

LAVAL, Quebec, Sept. 18, 2023 - Bausch Health Companies Inc. (NYSE/TSX: BHC) (“BHC” or the “Company”) today announced that Tom Vadaketh, Executive Vice President, Chief Financial Officer, has resigned from his role to pursue another opportunity, and will be leaving the Company effective October 13, 2023. The Company thanks Mr. Vadaketh for his significant contributions and leadership during a period of transition at the Company.

A formal search process to identify Mr. Vadaketh’s permanent replacement has been initiated.

If a permanent replacement is not in place at the time of Mr. Vadaketh’s departure, the Company intends to appoint John S. Barresi, who is currently serving as the Company’s Senior Vice President, Controller and Chief Accounting Officer, to the role of interim Chief Financial Officer. Mr. Barresi has more than 15 years of experience as a corporate finance executive.

About Bausch Health

Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our healthcare products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our controlling ownership interest in Bausch + Lomb Corporation. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-looking Statements

This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, statements relating to the Company’s succession plan for its chief financial officer position. Forward-looking statements may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. Additional information regarding certain of these material factors and assumptions may be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.